Exhibit 99.1

Kindred Biosciences Announces Second Quarter 2016 Financial Results
San Francisco, CA (August 8, 2016) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the second quarter ended June 30, 2016 and provided updates on its programs.
“We are on track to launch our two lead product candidates by the first half of next year, and transition to revenue generation less than five years after KindredBio was founded. During the quarter we advanced Mirataz™, mirtazapine transdermal gel (formerly known as KIND-010), for the management of weight loss in cats, reporting positive results from a pivotal study. In addition, preparations are progressing as planned for the commercial launch of Zimeta™, dipyrone injection, for fever in horses. Our deep pipeline is supported by our strong cash position, and features an industry-leading biologics program with substantial revenue potential. Our most promising biologics candidates include treatments for anemia in cats and atopic dermatitis in dogs, both of which are currently undergoing pilot filed studies,” stated Richard Chin, M.D., President and CEO of KindredBio. “I am pleased with our rapid progress as we deliver on our strategy of quickly and cost-efficiently developing animal health therapeutics.”
Development and Corporate Updates
With more than 20 programs in development, KindredBio continues to advance a diversified portfolio of validated molecules in a capital efficient manner. Recent highlights include:

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The Company is preparing for the commercial launch of Zimeta, for the treatment of pyrexia (fever) in horses. All major technical sections of the New Animal Drug Application (NADA) have been submitted to the Food and Drug Administration (FDA). The Company anticipates approval of Zimeta in the first half of 2017. Zimeta is expected to be the first FDA-approved product for fever in horses, a significant and widely prevalent unmet medical need.

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In May 2016, KindredBio announced positive topline results from the pivotal field study of Mirataz, for the management of weight loss in cats. Inappetence is a serious unmet medical need in cats, and can lead to hepatic failure. It is one of the leading causes for veterinary visits among cat owners.

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The Company expects to file the Effectiveness and Safety technical sections of the NADA with the FDA in the third quarter of 2016, having filed the Chemical, Manufacturing, and Controls technical section earlier this year.

•	The Company has initiated a pilot field study of epoCat™, feline erythropoietin, for the control of non-regenerative anemia in cats. This study is underway with several clinical sites.

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KindredBio conducted a pilot laboratory study to demonstrate the effectiveness and safety of two formulations of KIND-014, a development candidate for the treatment of equine gastric ulcers. Both formulations were well-tolerated and showed positive results for efficacy, as measured by gastric pH. The Company initiated a pilot field study earlier this year, which has completed enrollment and is expected to be completed in the third quarter of 2016.

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The Company is finalizing the formulation for KIND-015, a development candidate for metabolic syndrome in horses, following which it expects to initiate a pilot field efficacy study by the end of 2016.

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In June 2016, KindredBio announced the initiation of a pilot field study of atopic dermatitis in dogs, the purpose of which is to assess safety and efficacy of several molecules, including anti-cytokine antibodies. Based on the results, the Company will select certain product candidate(s) for further development.

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The Company has completed the first stage of a pilot field study in sick or septic foals to assess safety and efficacy of anti-TNF. All five foals enrolled survived to day 7, the primary endpoint of the study. The second stage of the study is planned for early 2017, during the next foaling season.

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The Company’s antibodies against cytokines and immune checkpoints continue to progress on track, with initial pilot studies for some expected in 2016. KIND-Bodies, a novel biologics scaffold with certain advantages over antibodies, including bispecific binding, is also proceeding on track.

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The Company has completed construction and is undergoing commissioning of a state-of-the-art GMP biologics manufacturing plant. This facility is believed to be one of the first in the world dedicated to veterinary biologics.

Second Quarter and Six Month 2016 Financial Results
For the quarter ended June 30, 2016, KindredBio reported a net loss of $4.9 million or $0.25 per share, as compared to a net loss of $6.9 million or $0.35 per share for the same period in 2015. For the six months ended June 30, 2016, net loss was $11.0 million or $0.55 per share, as compared to a net loss of $13.6 million or $0.69 per share for the same period in 2015.
Total research and development expenses for the three and six months ended June 30, 2016 were $3.2 million and $6.6 million, respectively, compared to $5.0 million and $9.8 million for the same periods in 2015. Stock-based compensation expense was $0.4

Exhibit 99.1

million and $0.7 million for the three and six months ended June 30, 2016 as compared to $0.5 million and $0.9 million for the same periods in 2015. The decrease in research and development expenses in 2016 compared to 2015 was primarily due to lower field trial and material costs including consulting expenses, lower payroll and related expenses as a result of the Company’s restructuring in January and lower stock based compensation expense. The prior year’s expenses also included costs related to pivotal studies for programs that have been completed or discontinued.
Total general and administrative expenses of $1.9 million and $3.9 million for the three and six months ended June 30, 2016 remained unchanged compared to the same periods in 2015. Higher payroll, corporate and marketing expenses were offset by lower consulting, legal and professional fees, as well as lower stock-based compensation expense. Stock-based compensation expense was $0.5 million and $1.0 million for the three and six months ended June 30, 2016 as compared to $0.6 million and $1.2 million for the same periods in 2015.
The Company recorded a restructuring charge of $655,000 for payroll related costs, which was paid in the first quarter of 2016, in order to streamline its development programs and extend its cash runway.
As of June 30, 2016, KindredBio had $66.3 million in cash, cash equivalents and investments, compared with $77.6 million as of December 31, 2015. The decrease was primarily due to cash used in operating activities of approximately $10.6 million.
For the 2016 calendar year the Company reiterates its previous guidance for operating expenses to be in the range of $24 million to $26 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include regulatory costs associated with the filing of registration of Mirataz, preparing for the commercial launch of Zimeta, as well as the continued development of its pipeline candidates.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time.   Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 54160476.  The call will also be webcast live at http://edge.media-server.com/m/p/hy3ovut2. A replay will be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a development-stage biopharmaceutical company focused on saving and improving the lives of pets.  Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy.  The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses.  The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements.  These risks include, but are not limited to, the following:  our limited operating history and expectations of losses for the foreseeable future; the absence of revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product

Exhibit 99.1

candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.
For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC.  As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release.   Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2016	2015	2016	2015
Operating costs and expenses:				
Research and development	3,161	4,991	6,598	9,800
General and administrative	1,865	1,921	3,885	3,874
Restructuring costs	-	-	655	-
Total operating costs and expenses	5,026	6,912	11,138	13,674
Loss from operations	(5,026)	(6,912)	(11,138)	(13,674)
Interest and other income (expense), net	79	29	131	59
Net loss	$ (4,947)	$ (6,883)	$ (11,007)	$ (13,615)
Basic and diluted net loss per share	$ (0.25)	$ (0.35)	$ (0.55)	$ (0.69)
Weighted average shares used to calculate basic and diluted net loss per share	19,865	19,756	19,851	19,741